As filed with the Securities and Exchange Commission on September 11, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NICE SYSTEMS LTD.
(Exact Name of Registrant as Specified in Its Charter)

Israel	N/A
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

8 Hapnina Street
P.O. Box 690
43107 Ra’anana
Israel
(Address of Principal Executive Offices) (Zip Code)

Actimize Ltd. 2003 Omnibus Stock Option and Restricted Stock Incentive Plan
(Full Title of the Plan)

NICE Systems Inc.
301 Route 17 North
10th Floor
Rutherford, New Jersey 07070
(Name and Address of Agent For Service)

(201) 964-2600
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Ido Zemach, Adv.
Goldfarb, Levy, Eran, Meiri & Co.
2 Weizmann Street
Tel Aviv 64239 Israel
+972-3-608-9999

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (2)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 1.00 per share (1)	559,533	(3)	$36.16	(4)	$20,232,713.28	$621.14
Ordinary Shares, par value NIS 1.00 per share (1)	427,571	(5)	$8.41	(6)	$3,595,872.11	$110.39
	987,104				$23,828,585.39	$731.53

(1)	American Depositary Shares (‘‘ADSs’’), evidenced by American Depositary Receipts (‘‘ADRs’’), issuable upon deposit of Ordinary Shares, par value NIS 1.00 per share, of NICE Systems Ltd. are registered on a separate registration statement. Each ADS represents one Ordinary Share.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), this Registration Statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(3)	Represents Ordinary Shares subject to issuance upon the exercise of stock options outstanding under the stock option plan of Actimize Ltd. and assumed by the Registrant pursuant to an Agreement and Plan of Merger dated as of July 2, 2007.
(4)	Estimated in accordance with Rules 457(h)(1) and 457(c) promulgated under the Securities Act, solely for the purpose of calculating the registration fee, based on $36.16, the average of the high and low prices of the ADRs as reported on the Nasdaq Global Market on September 10, 2007, a date within 5 business days prior to the filing of this registration statement.
(5)	Represents restricted Ordinary Shares issued in lieu of restricted shares issued under the Actimize Ltd. 2003 Omnibus Stock Option and Restricted Stock Incentive Plan and assumed by the Registrant pursuant to an Agreement and Plan of Merger dated as of July 2, 2007.
(6)	Computed in accordance with Rule 457(h) promulgated under the Securities Act. Such computation is based on the weighted average exercise price of $8.41 per share.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by NICE Systems Ltd. (the ‘‘Registrant’’) and relates to 987,104 ordinary shares, par value NIS 1.00 per share (the ‘‘Ordinary Shares’’), issued or issuable to participants in the Actimize Ltd. 2003 Omnibus Stock Option and Restricted Stock Incentive Plan (the ‘‘Plan’’). Pursuant to an Agreement and Plan of Merger dated as of July 2, 2007 by and among the Registrant, Nemo Acquisitions Ltd., an Israeli company and a wholly owned subsidiary of the Registrant, and Actimize Ltd., the options and restricted shares originally granted under the Plan to officers, directors and employees of Actimize Ltd. and its subsidiaries were assumed by the Registrant and converted into options to purchase Ordinary Shares of the Registrant and restricted Ordinary Shares of the Registrant, respectively.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Securities and Exchange Commission (the ‘‘Commission’’) allows us to ‘‘incorporate by reference’’ information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the Commission. Any information referenced this way is considered part of this prospectus, and any information that we file after the date of this prospectus with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents:

•	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006, filed with the Commission on June 13, 2007;

•	The Registrants Current Reports on Form 6-K (or portions thereof indicated therein as being incorporated by reference into previously filed registration statements) submitted to the Commission on January 3, 2007, February 21, 2007, May 9, 2007, July 16, 2007 and the first paragraph of Exhibits 99.1 and 99.2 in the August 30, 2007 press release; and

•	The descriptions of our ADSs, ADRs and our Ordinary Shares contained in the Registrant’s Registration Statement on Form F-3 filed with the Commission on August 26, 2005 and including any subsequent amendment or report filed for the purpose of updating such description.

In addition, any future filings made by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of Exchange Act, after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and any future reports on Form 6-K furnished by us to the Commission during such period or portions thereof that are identified in such forms as being incorporated into this Registration Statement, shall be considered to be incorporated in this Registration Statement by reference and shall be considered a part of this Registration Statement from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Exemption of Office Holders

Under the Israeli Companies Law, as amended (the ‘‘Companies Law’’), an Israeli company may not exempt an office holder from liability for breach of his duty of loyalty, but may exempt in advance an office holder from liability to the company, in whole or in part, for a breach of his duty of care (except in connection with distributions), provided the articles of association of the company allow it to do so. Our articles of association do not allow us to do so.

Office Holder Insurance

Our articles of association provide that, subject to the provisions of the Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders with respect to:

•	a breach of his duty of care to us or to another person,

•	a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable grounds to assume that his act would not prejudice our interests, or

•	a financial liability imposed upon him in favor of another person concerning an act performed by him in his capacity as an office holder.

Indemnification of Office Holders

Our articles of association provide that we may indemnify an office holder against:

•	a financial liability imposed on or incurred by an office holder in favor of another person by any judgment, including a settlement or an arbitrator’s award approved by a court concerning an act performed in his capacity as an office holder. Such indemnification may be approved (i) after the liability has been incurred or (ii) in advance, provided that the undertaking is limited to types of events which our board of directors deems to be foreseeable in light of our actual operations at the time of the undertaking and limited to an amount or criterion determined by our board of directors to be reasonable under the circumstances, and further provided that such events and amounts or criterion are set forth in the undertaking to indemnify, and provided that the total amount of indemnification for all persons we have agreed to indemnify in such circumstances does not exceed, in the aggregate twenty-five percent (25%) of our shareholders’ equity at the time of the actual indemnification;

•	reasonable litigation expenses, including attorney’s fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; and

•	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him by a court, in proceedings instituted against him by or on our behalf or by another person, or in a criminal charge from which he was acquitted, or a criminal charge in which he was convicted for a criminal offense that does not require proof of intent, in each case relating to an act performed in his capacity as an office holder.

We have undertaken to indemnify our directors and officers pursuant to applicable law. We have obtained directors and officers liability insurance for the benefit of our directors and officers.

Limitations on Exemption, Insurance and Indemnification

The Companies Law provides that a company may not exempt or indemnify an office holder, or enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•	a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his duty of care if the breach was done intentionally or recklessly;

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine levied against the office holder.

Required Approvals

In addition, under the Companies Law, any exemption of, indemnification of, or procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, if the beneficiary is a director, by our shareholders. We have obtained such approvals for the procurement of liability insurance covering our officers and directors and for the grant of indemnification letters to our officers and directors.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.	EXHIBITS

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1	Amended and Restated Memorandum of Association of NICE Systems Ltd. (an English translation), approved on December 21, 2006 (previously filed as Exhibit 1.1 to, and incorporated by reference from, NICE’s Annual Report on Form 20-F filed with the Commission on June 13, 2007).
4.2	Amended and Restated Articles of Association of NICE Systems Ltd., as amended through December 21, 2006 (previously filed as Exhibit 1.2 to, and incorporated by reference from, NICE’s Annual Report on Form 20-F filed with the Commission on June 13, 2007).
4.3	Form of Share Certificate (previously filed as Exhibit 4.1 to, and incorporated by reference from, NICE’s Amendment No. 1 to Registration Statement on Form F-1 (Registration No. 333-99640) filed with the Commission on December 29, 1995).
4.4	Actimize Ltd. 2003 Omnibus Stock Option and Restricted Stock Incentive Plan.
5	Opinion of Goldfarb, Levy, Eran, Meiri & Co.
23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global.
23.2	Consent of Goldfarb, Levy, Eran, Meiri & Co. (included in Exhibit 5).
24	Power of Attorney (included in signature page of this Registration Statement).

ITEM 9.	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration information is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ra’anana, State of Israel, on the 11 day of September, 2007.

NICE SYSTEMS LTD.

By:	/s/	Haim Shani
Haim Shani CEO

By:	/s/	Dafna Gruber
Dafna Gruber Corporate VP and CFO

POWER OF ATTORNEY

Know all men by these present, that each individual whose signature appears below constitutes and appoints Haim Shani, Dafna Gruber, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her place and stead, in any and all capacities, to sign any all amendments (including post-effective amendments) to this Registration Statement and to file the same will all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby rectifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates identified:

Signature	Title	Date

/s/ Ron Gutler	Chairman of the Board of Directors	September 11, 2007

Ron Gutler

/s/ Joseph Atsmon	Vice-Chairman of the Board of Directors	September 11, 2007

Joseph Atsmon

/s/ Haim Shani	Chief Executive Officer (Principal Executive Officer)	September 11, 2007

Haim Shani

/s/ Dafna Gruber	Chief Financial Officer (Principal Financial Officer)	September 11, 2007

Dafna Gruber

/s/ Rimon Ben-Shaoul	Director	September 11, 2007

Rimon Ben-Shaoul

/s/ Yoseph Dauber	Director	September 11, 2007

Yoseph Dauber

Signature	Title	Date

/s/ Dan Falk	Director	September 11, 2007

Dan Falk

Director

John Hughes

/s/ Dr. Leora Meridor	Director	September 11, 2007

Dr. Leora Meridor

Authorized Representative in the United States:

NICE SYSTEMS INC.

By: /s/ David Ottensoser		September 11, 2007

Name: David Ottensoser Title: Corporate Secretary

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
4.1	Amended and Restated Memorandum of Association of NICE Systems Ltd. (an English translation), approved on December 21, 2006 (previously filed as Exhibit 1.1 to, and incorporated by reference from, NICE’s Annual Report on Form 20-F filed with the Commission on June 13, 2007).
4.2	Amended and Restated Articles of Association of NICE Systems Ltd., as amended through December 21, 2006 (previously filed as Exhibit 1.2 to, and incorporated by reference from, NICE’s Annual Report on Form 20-F filed with the Commission on June 13, 2007).
4.3	Form of Share Certificate (previously filed as Exhibit 4.1 to, and incorporated by reference from, NICE’s Amendment No. 1 to Registration Statement on Form F-1 (Registration No. 333-99640) filed with the Commission on December 29, 1995).
4.4	Actimize Ltd. 2003 Omnibus Stock Option and Restricted Stock Incentive Plan.
5	Opinion of Goldfarb, Levy, Eran, Meiri & Co.
23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global.
23.2	Consent of Goldfarb, Levy, Eran, Meiri & Co. (included in Exhibit 5).
24	Power of Attorney (included in signature page of this Registration Statement).